Exhibit 3.8
Executed
AMENDMENT NO.2 TO AMENDED AND RESTATED GENERAL PARTNERSHIP
AGREEMENT OF WESTMORELAND-LG&E PARTNERS
     This AMENDMENT NO.2 TO AMENDED AND RESTATED PARTNERSHIP AGREEMENT OF WESTMORELAND-LG&E PARTNERS (this “Amendment”), dated as of July 25, 2006, is entered into by and between WESTMORELAND-ROANOKE VALLEY, L.P., a Delaware limited partnership (“Westmoreland”), and WESTMORELAND-NORTH CAROLINA POWER, L.L.C., a Virginia limited liability company (“Westmoreland - North Carolina Power”\ such parties to be referenced individually as a “Party” and collectively as the “Parties.”
W I T N E S S E T H
     WHEREAS, Westmoreland-LG&E Partners, a Virginia general partnership (the “Partnership”), owns and operates a 165 MW coal-fired generating facility and a 44 MW coal-fired generating facility, both located in Weldon Township, Halifax County, North Carolina, together known as The Roanoke Valley Energy Facility;
     WHEREAS, Westmoreland owns a 50% general partnership interest in the Partnership, and Westmoreland -North Carolina Power owns the other 50% general partnership interest in the Partnership;
     WHEREAS, Westmoreland and Westmoreland- North Carolina Power are parties to the Amended and Restated General Partnership Agreement of Westmoreland LG&E Partners dated as of December 1, 1993, as amended by Amendment No.1 executed as of June 29, 2006 (collectively, the “Partnership Agreement”); and
     WHEREAS, the Parties desire to amend the Partnership Agreement to change the name of the Partnership to “Westmoreland Partners”.
     NOW THEREFORE, in consideration of the premises and of the representations, warranties and covenants herein contained, the Parties covenant and agree as follows:
     1. Amendment of Section 2.2 of the Partnership Agreement. The Partnership Agreement is hereby amended by deleting Section 2.2 in its entirety and substituting therefor the following:
2.2 Partnership Name. The name of the Partnership shall be “Westmoreland Partners.” All business of the Partnership shall be conducted under such name and under such variations thereof as the Partners shall deem necessary or appropriate to comply with the requirements of law in any other jurisdiction in which the Partnership may elect to do business.
     3. Name References. All references in the Partnership Agreement to the name “Westmoreland — LG&E Partners” or to the term “Partnership” shall refer to “Westmoreland Partners.”
     4. Limited Effect. Except as expressly amended hereby, all of the provisions of the Partnership Agreement shall continue to be, and shall remain, in full force and effect in accordance with their terms.
     5. Counterparts. This Amendment may be executed in any number of counterparts, all of which shall constitute one and the same instrument.
     6. GOVERNING LAW. THIS AMENDMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA, EXCLUSIVE OF CONFLICTS OF LAW PROVISIONS THAT WOULD DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
     IN WITNESS WHEREOF, this Amendment has been duly executed by the Parties as of the date set forth at the outset hereof.

WESTMORELAND-ROANOKE VALLEY, L.P.

By:	WEI-ROANOKE VALLEY, INC.,
as general partner

By:	/s/ Roger D. Wiegley
Roger D. Wiegley
Counsel and Assistant Secretary

WESTMORELAND-NORTH CAROLINA POWER, L.L.C.

By:	/s/ Douglas P. Kathol Douglas P. Kathol
Manager and Vice President